Exhibit 10.14

ATARA BIOTHERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of March 31, 2014, by and between Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”) and Gad Soffer (“Executive”). From and following the date hereof, this Agreement shall replace and supersede that certain letter agreement between the Company and Executive dated February 1, 2013 (the “Prior Agreement”).

RECITALS

WHEREAS, the Company and Executive are currently parties to the Prior Agreement and wish to enter into this Agreement as set Forth herein in connection with a share exchange, pursuant to which each of Nina Biotherapeutics, Inc., Pinta Biotherapeutics, Inc. and Santa Maria Biotherapeutics, Inc. (each a “Project Entity”) shall become wholly-owned subsidiaries of the Company (the “Share Exchange”);

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Duties and Scope of Employment. Executive will remain employed as the Company’s Chief Operating Officer, and Executive will report to the Company’s Chief Executive Officer. This is a full-time position. Executive’s responsibilities will encompass, but will not be limited to, finance, accounting, facilities, legal, human resources and other functions, and Executive’s principal place of business with the Company will be in the San Francisco Bay area. While Executive renders services to the Company, Executive will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement Executive reaffirms to the Company that executive has no contractual commitments or other legal obligations that would prohibit Executive from performing his duties for the Company.

2. Cash Compensation. The Company will pay Executive a salary at the rate of $252,350 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, Executive will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on the achievement of milestones to be established mutually by Executive and the Company’s Board of Directors within the first two scheduled Board meetings. Executive’s target bonus will he equal to 25% of the Base Salary. Any bonus earned for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if Executive is still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to Executive’s bonus will be final and binding.

3. Employee Benefits. The Company’s benefits, payroll and other human resource management services will continue to be provided through TriNet Employer Group, Inc. (“TriNet”), a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered Executive’s “employer of record” for these purposes. In addition, Executive will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

4. Equity Compensation. Executive currently holds restricted stock units (the “Prior Awards”) covering 286,230 shares of the Company’s common stock (post Share Exchange). These equity awards will continue to be governed by the terms of the applicable equity plans and award agreements.

5. Taxes. All payments made by the Company (or any Company affiliate) to Executive or Executive’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. Executive will be solely liable and responsible for the payment or Executive’s taxes arising us a result of any payment provided to Executive in connection with Executive’s employment including without limitation any unexpected or adverse tax consequences. Any such payments or benefits provided to Executive are intended to be exempt from or comply with the requirements of section 409A of the Code. In the event any payment or benefit is deemed to be subject to section 409A of the Code, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with section 409A of the Code. In addition, if Executive is a specified employee (within the meaning of Code Section 409A) at the time of Executive’s separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment or certain benefits owed to Executive under this Agreement will be delayed and instead paid (without interest) to Executive upon the earlier of the first business day of the seventh month following Executive’s separation from service or Executive’s death. Additionally, no payments or benefits will constitute excess parachute payments as defined under Code Section 280G.

6. Proprietary Information and Inventions Agreement. Executive previously signed standard Proprietary Information and Inventions Agreements with the Company and each Entity dated as of February 5, 2013 (collectively the “PIIA”), which remain in full force and effect pursuant to its terms.

7. Employment Relationship. Employment with the Company is for no specific period of time. Executive’s employment with the Company is “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Executive is superseded by this Employment Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

8. Miscellaneous. All forms of compensation referred to in this Employment Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or its Board of Directors related to tax liabilities arising from Executive’s compensation.

9. Interpretation, Amendment and Enforcement. This Agreement, and any equity agreements referred to herein, supersede and replace the Prior Agreement and any other prior agreements, representations or understandings (whether written, oral, implied or otherwise) between Executive and the Company and, together with the PIIA, constitutes the complete agreement between Executive and the Company regarding the subject matter so forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both Executive and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement arising out of related to or in any way connected with, this Agreement, Executive’s employment with the Company or any other relationship between Executive and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” means (a) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) Executive’s material breach of any agreement between Executive and the Company, (c) Executive’s material failure to comply with the Company’s written policies or rules, (d) Executive’s conviction of or Executives plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (c) Executive’s gross negligence or willful misconduct in connection with the performance of Executive’s duties for the Company, which negligence or misconduct results in material harm to the Company, (f) Executive’s continuing failure to perform lawful and reasonable assigned duties after receiving written notification of the failure from the Company and a reasonable opportunity to correct such failure following Executives receipt of that notice, or (g) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation.

“Change in Control” means,

(i) the merger, consolidation, recapitalization, or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger, consolidation, recapitalization or reorganization;

(ii) the sale or disposition by the Company’s stockholders of more than fifty percent (50%) of the total voting securities of the Company;

(iii) a complete liquidation or dissolution of the Company;

(iv) the sale or disposition by the Company of all or substantially all of its assets; or

(v) the exclusive licensing to a third party of all or substantially all of the Company’s intellectual property.

Notwithstanding the foregoing, the following transactions shall not constitute a Change in Control: (i) a transaction the sole purpose of which is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (ii) a transaction or series of related transactions involving the sale of securities by the Company primarily for financing purposes; (iii) a merger or consolidation involving the Company and one or more companies under common management control with the company; or (iv) an IPO. If the timing of payments provided under an RSU Award agreement is based on or triggered by a Change in Control then, to extent necessary to avoid violating Code Section 409A, a Change in Control must also constitute a “change in control event” (as, defined under Code Section 409A regulations and applicable guidance).

“Code” means the internal Revenue Code of 1986, as amended.

“IPO” means an initial public offering by the applicable Entity or the Company of its equity securities pursuant to an effective registration statement filed with the SEC.

“Project Entity Change in Control” means, with respect to an Entity;

(i) a merger, spin-off or similar transaction involving (directly or indirectly) a Project Entity and immediately after the consummation of such merger, spinoff or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Project Entity in such transaction or (B) more than 50% of the combined outstanding voting power of the patent of the Project Entity in such transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(ii) the sale or disposition by the Company of all or substantially all of the assets of a Project Entity; or

(iii) the exclusive licensing to a third party of all or substantially all of the Project Entity’s intellectual property.

Notwithstanding the foregoing, the following transactions shall not constitute a Change in Control: (i) a transaction the sole purpose of which is to change the state of such Entity’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the applicable Entity’s securities immediately before such transaction; (ii) n transaction of series of related transactions involving the sale of securities by such Entity primarily for financing purposes; (iii) merger or consolidation involving such Entity and one or more companies under common management control with such Entity; or (iv) an IPO. If the timing of payments provided under an RSU Award agreement is based on or triggered by a Project Entity Change in Control then, to extent necessary to avoid violating Code Section 409A, a Project Entity Change in Control must also constitute a “change in control event” (as defined under Code Section 409A regulations and applicable guidance).

* * * * *

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth above.

ATARA BIOTHERAPEUTICS, INC.

/s/ Isaac Ciechanover
By:	Isaac Ciechanover, M.D.
Title:	Chief Executive Officer

GAD SOFFER

/s/ Gad Soffer

[Signature Page to Employment Agreement]